photograph by zave smith
Johnson and Epps seek to make PRWT a leader in the pharmaceuticals industry.

Industrial/Service Company of the Year: The Many Colors of PRWT

By: Alan Hughes

Some people become entrepreneurs as a means to become their own boss or build wealth. Others take this course through happenstance or opportunity. Willie F. Johnson just wanted to create a few jobs within his community.

As head of a federally-funded employment and training program for the city of Philadelphia, it had occurred to Johnson that he could be more proficient in job creation as an entrepreneur than as a social work administrator. So in 1983 he assembled a team and started Fidelity Systems, a cable/line construction company that partnered with large operators to roll out coaxial cable throughout the city. Fidelity hired and trained local residents to lay cable or work in warehouses that stored equipment awaiting deployment. These residents would otherwise be challenged finding jobs, making it a noble cause indeed. In the 1980s, wiring a city for cable was a potentially lucrative business. But by his own admission the accidental entrepreneur and his team were in a bit over their heads. “We had no idea what business was about,” he recalls. “We made every mistake known to man.”

Among those gaffes was a lack of understanding the difference between revenues and profits. “We talked about depreciation. We talked about overhead. But all I could really see as a social worker coming out of government was that we had large projects and a lot of cash was coming in,” recalls Johnson. “We had great cash flow but when the accounting began to take place, we realized we were in trouble. We might have a $5 million contract but it was costing us $6 million to complete.”

One of the individuals Johnson struck up a relationship with was John Brophy, then-president of Lockheed Martin IMS, a corporate division supplying technology solutions to state and local governments. “Their mandate was to take some of the technology that was being developed by Lockheed and create a market in helping state and local government to manage their businesses better,” Johnson reflects. Fidelity, rife with operational and accounting hazards, was failing fast and had far too many issues to partner with a company like Lockheed. So it had to go.

In August of 1988 Johnson helped pull together an all-star team that included executives in the public, private, and nonprofit sectors. The four partners’ first and last names—Paul Dandridge, Raymond A. Saulino, Willie F. Johnson, and William Turner—would create the acronym that serves as the company name, PRWT Services Inc. (No. 25 on the be industrial/service companies list with $167 million in revenues). Using Lockheed’s technology, PRWT would provide data-entry, cashiering, lockbox, correspondence-processing and call center services. Lockheed, in turn, would use its presence to help the new entity grow to a national scale.

The second time was the charm. Unlike Fidelity, PRWT would withstand the test of time, adapting and redefining itself as new opportunities arose. When management saw market share shrinking, it responded by reinventing the company as a major player in the high-growth pharmaceuticals industry. And this shift has set the wheels in motion to achieve a feat only a fraction of black businesses even explore—going public. For these accomplishments, PRWT has been named the Black Enterprise Industrial/Service Company of the Year.

A PERFECT MATCH

The PRWT—Lockheed partnership represented a good fit. Lockheed held the technology, history, and presence while the startup’s team maintained the edge in workforce management experience. “A lot of big companies sort of just treat labor as another input into the work,” says Brophy. “PRWT always did, and still does today, a much better job of managing workforce for the best productivity.”

Among the services to grow from that alliance was the E-ZPass system, an electronic device that automatically collects tolls from motorists without the need to stop at a booth and pay cash. Lockheed and AT&T developed the technology while PRWT handled the operations. After being tested in Orange County, California, the system was introduced on highways in major cities nationwide. PRWT continues to manage toll operations today.

The company also provided parking ticket processing and other back-office support for municipalities including Philadelphia (PRWT’s first such contract), Boston, Los Angeles, and Chicago. Moreover, the firm managed business process outsourcing and inbound/outbound call center services, payment processing, and mailroom operations for a full range of clients throughout the U.S., including ACS (formerly Lockheed Martin IMS). Business was booming. By 2000 the company had 880 employees and generated $56 million in revenues.

To further diversify the company, management turned acquisitive and looked for a business to complement its core competency—workforce management. This led to the acquisition of U.S. Facilities Inc., a Philadelphia-based facilities management services provider, in 2001. To date the company oversees more than 4 million square feet of space nationally, spread across more than 37 buildings and 11 bridge sites.

A NEW DIRECTION

But Johnson and his partners realized the business couldn’t generate consistent, sustainable growth with these services alone. Improvements in technology enabled municipal governments to efficiently process their own tickets. “We used to have a hundred people doing that, but technology has increased how much one person can turn out and lessened the need to have the staff that you have in place,” says Johnson, the firm’s founder and chairman.  Additionally, some government agencies started combining their back offices with neighboring cities or states, shrinking the pool of available contracts and further weakening the outlook for PRWT.

The company made some forays into servicing non-public clients. Even though PRWT was generating close to $70 million, the business was losing momentum. “We started going backward because of the decline of the need of the services that we were providing,” recalls Johnson. “So it became critical that we reinvent. We went into a period of a couple of years to determine just how we’re going to reinvent the company.”

It was during that process that PRWT’s top management, using its U.S. Facilities subsidiary, submitted a proposal to handle maintenance and other services for the pharmaceuticals giant Merck. Among those who read their proposal was Murvin Lackey, an executive consultant. “It caught my attention and I started reading about it,” he says. “Knowing what was going on with the manufacturing operations and other things within Merck, I felt that it was worth pursuing to see if PRWT had the core competencies to take on something like taking over Merck’s Cherokee plant.”

Lackey, now executive vice president and senior adviser for PRWT, believed the deal had potential and recommended selling the 340-acre Riverside, Pennsylvania, plant to PRWT. Initially Johnson was skeptical. “That made no sense. I mean, really, it didn’t. It made no sense at all,” he chuckled. But as discussions progressed, the PRWT team understood Merck wanted to be first to put a minority company in this space.

Merck also decided to sell the plant since they had more manufacturing capacity than they needed. An outside company could supply not only Merck but other pharmaceutical companies as well and therefore run the plant much closer to 100% capacity. “We became convinced that while they did not bring experience in chemical manufacturing they had a history and track record of success,” asserts Willie Deese, president of Merck’s manufacturing division and one of Black Enterprise’s 100 Most Powerful Executives in Corporate America. “My belief is that people with good business skill know where the gaps are and can fill those gaps.” According to Deese, PRWT proved their value with an outstanding performance in their first year.

A COSTLY UNDERTAKING

PRWT had a national footprint and experience working with large multinational corporations— which is exactly what Merck was looking for. “So they convinced us that we should take the journey to see whether or not we could satisfy their requirements and get it done,” says Johnson. That journey took more than 18 months and cost about $19 million in due diligence which included conversion fees.

It was costly and the company was strapped for cash at times as fees mounted. The management team knew they’d bet the company on this deal. “There were legal fees, accounting fees, diligence on everything in the entire plant. We made a conscious decision to move forward knowing that if it didn’t go through, we’d have less than what we started with, if we survived at all, ” says Johnson. “But having been in business for as long as we were and knowing that we needed an opportunity to reinvent the company, it made sense to go forward.”

When the deal closed in 2008, PRWT was a company transformed and now had a major new subsidiary, Cherokee Pharmaceuticals L.L.C. “We are essentially a diversified enterprise operating in pharmaceutical manufacturing, facilities and maintenance services, and process business services. Our primary driver and aspiration for the future is to be a diversified pharma services company—both in products and services,” says CEO Harold T. Epps. While financial details of the sale were not disclosed, part of it included a five-year supply agreement between Cherokee and Merck valued at an estimated $100 million to $200 million per year.

They also had to learn a business in which the management team had no experience. So they brought on board John Elliot in 2008 to run Cherokee Pharmaceuticals as the subsidiary’s president. With 25 years at GlaxoSmithKline, most recently as the company’s senior vice president in charge of primary supply and antibiotics, Elliot gave the senior management team the industry know-how that it previously lacked.

While the company still provides call center and back-office services, it will focus on this new bourgeoning industry. As the population continues to grow as well as age, there will be increased demand for pharmaceuticals. “So we will now take advantage of it and leverage it for diversification and growth,” says Epps, who was vice president at global plastics manufacturer Engineering Plastics Products before he was named PRWT’s president in November 2007 and CEO in October 2008.

GOING PUBLIC

With a 120% jump in revenues in 2008, the company looked for the next opportunity. With true diversification as well as a fresh revenue stream that offers continued growth, the management team decided to test the waters in the public markets to gain additional financing. “When we looked at all the opportunities and options for some of our resource requirements, this one made the best sense,” says Epps. “It allowed us to keep our management team in place as well as maintain our minority status, which we believe to be very important.”

In the transaction, PRWT is planning to combine with KBL Healthcare Acquisition Corp. III and create a new wholly owned subsidiary. PRWT will then be recapitalized and all outstanding common stock and warrants of KBL will automatically convert into the same number of securities of PRWT. As a result, PRWT’s African American shareholders will retain the majority stake with former shareholders of KBL and public investors holding a minority interest. The transaction, valued at approximately $140.2 million, will consist of 11.95 million shares of the post-merger public company being issued to the current PRWT stockholders, $3.5 million in cash being paid to the current stockholders of PRWT, and the assumption by KBL of up to $45 million of PRWT’s net debt.

KBL is a special purpose acquisition company (SPAC)—essentially, a shell company formed to effect either a merger, capital stock exchange, stock purchase, asset acquisition or combination with an operating business. Investors purchase shares of the SPAC and, ideally, receive a return on that investment when the shell acquires or combines with the operating company or assets. “It’s a form of a reverse merger only you’re not merging with a growing entity, you’re merging with a financial entity,” says Jerry L. Johnson, PRWT’s vice chairman. “We become the operating entity going into that. And what is different with this transaction is that it is important for us to retain our minority ownership, control and operations. We become the surviving entity.”

PRWT’s management also has the option to receive an additional 8 million shares of common stock of the public company based upon the occurrence of certain performance goals. The transaction is expected to close in the third quarter of 2009 and    PRWT’s shares are sought to be listed on the New York Stock Exchange or NASDAQ.

Jerry L. Johnson asserts that this is not an exit strategy and the company will continue to be black-owned and -managed for the foreseeable future. “This is not the end.  It is a part of, as our chairman talks about, the journey,” he says adding that going public will help the company facilitate its next level of growth. “So, we don’t look at it as, ‘Oh my gosh, here’s an exit strategy, let’s all get out.’ We’re not getting out.  This is our company. We intend to run it.”